Exhibit 10.9

September 4, 2007

William J. Roe

611 Nanak Court

Naperville, Illinois 60565

Dear Bill,

On behalf of Coskata (the “Company”), I am very excited to offer you the position of President and Chief Executive Officer. Speaking for the Company’s Board of Directors (the “Board”), and the Company’s management team, we are all very impressed with you and what you will bring to the Company. We believe that with your background and personal ambitions to build a great company, you will make significant contributions to the success of Coskata.

The terms of your new position with the Company are as set forth below:

1. On or before September 15, 2007, you will become the President, Chief Executive Officer and Director of the Company. As CEO you will have responsibility for the Company’s operations and strategic direction, as well as other tasks assigned to you by the Board. You will report directly to the Board. While employed by the Company, except with the written approval of the Board, you will not actively engage in any other employment, occupation or consulting activity.

2. Start Date. You will commence this new position with the Company on or before September 15, 2007. It is understood that you will have 10 days off in October, 2007.

3. Compensation.

a. Base Salary. You will be paid a monthly salary of $22,916.66 minus applicable withholdings, which is equivalent to $275,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

b. Bonus Program. The Board would like to work with you to create a mutually agreeable bonus program for yourself and other members of the management team of the Company that will allow you and the team to participate in upside success of the Company’s performance. Your targeted annual bonus will be $75,000 based on milestones set forth by the Board of Directors. This bonus is payable by the end of CY 2008. The Board will discuss with you the creation of this program within your first 90 days of employment.

4. Stock Options.

a. Initial Grant. In connection with the commencement of your employment, the Company will grant you an option to purchase 1,080,000 shares of Restricted Stock, with an exercise price equal to the fair market value of the Restricted Stock of the Company on the date of the grant. The proposed award represents approximately 6.0% of the fully diluted outstanding capitalization of the Company. The option will vest and become exercisable, contingent on your continued employment with the Company on each respective vesting date, over a period of 5 years as follows: one year after your start date, 20% of the option will vest; thereafter, the remaining shares will vest on a monthly schedule of 1/48 of the total number of shares subject to the grant upon the completion of each month of employment. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Option Plan and the Stock Option Agreement between you and the Company, which you will be required to execute as a condition of the grant.

5. Benefits.

a. Insurance Benefits. The Company will provide you with the standard medical and dental insurance benefits available to other employees of the Company.

b. Vacation. It is understood that you will be eligible for up to five (5) weeks of vacation per year.

6. At-Will Employment. Your employment with the Company shall be for no specified period or term and may be terminated by you or by the Company at any time for any or no reason, with or without Cause, as long as written notice is provided the Company that you provide thirty (30) days written notice of your intention to resign. The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and by the Chairman of the Board.

For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) non-performance, non-compliance or interference with the other party’s performance of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) your failure to satisfactorily perform your duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

7. Change of Control. If, during your employment with the Company, there is a Change of Control event, and the Company terminates your employment without Cause or you are Constructively Terminated within 6 months of that event, then you will be eligible for immediate accelerated vesting of 50% of any of the unvested shares under your outstanding options as of the date of termination.

“Change of Control” shall be defined as (i) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity of the Company would be transferred by the holders of the Company’s outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of the assets of the Company; or (iii) any other transaction or series of transactions, in which the Company’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent .

8. Confidential Information and Invention Assignment Agreement. As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company you will need to sign the Company’s standard “Employee Confidentiality Agreement” as a condition of your employment, a copy of which is enclosed.

9. No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

We are all delighted to be able to extend this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter the space provided below, and also sign the enclosed Employee Confidentiality Agreement, and return both to me. A duplicate original is enclosed for your records. This letter agreement, together with the Employee Confidentiality Agreement and any stock option and purchase agreements, sets forth our entire agreement and understanding regarding the terms of your employment with Company and supersedes any prior representations or agreements, whether written or oral (including that certain offer letter also dated as of the date hereof). This letter agreement may not be modified or amended except by a written agreement, signed by the Chairman of the Board of the Company and by you.

This offer, if not accepted, will expire at close of business on Wednesday, September 5, 2007.

Sincerely,

On Behalf of the Board of Directors

/s/ Samir Kaul	/s/ Bill Wiberg
Samir Kaul, Khosla Ventures	Bill Wiberg, Advanced Technology Ventures

/s/ Aaron Mandell
Aaron Mandell, Great Point Ventures

Agreed and Accepted September 17, 2007

/s/ William J. Roe
William J. Roe

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